Exhibit 8.1

form of opinion

2001 M Street, NW Suite 600 Washington, DC 20036 +1 202 682 7000 tel +1 202 857 0940 fax

[●], 2022

Avista Public Acquisition Corp. II

65 East 55th Street, 18th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Avista Public Acquisition Corp. II, an exempted company incorporated in the Cayman Islands (“APAC”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (File No. 333-264525), initially filed with the Commission on April 27, 2022 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Merger, dated as of March 23, 2022 (the “Merger Agreement”), by and among APAC, Ligand Pharmaceuticals Incorporated, a Delaware corporation, OmniAb, Inc., a Delaware corporation (“SpinCo”), and Orwell Merger Sub Inc., a Delaware corporation. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinions, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any Party), (ii) the statements concerning the Transactions and the Parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by APAC and SpinCo in their respective officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the Parties to the Merger Agreement and their respective subsidiaries will treat the Transactions for U.S. federal income tax purposes in a manner consistent with this opinion, (vi) such Parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement and (vii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time. If any of the above described assumptions is untrue for any reason or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

[●], 2022 Page 2

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, (i) the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations to APAC Shareholders —U.S. Federal Income Taxation of U.S. Holders—The Domestication” constitutes our opinion as insofar as it discusses the material U.S. federal income tax consequences applicable to U.S. Holders of APAC Class A Ordinary Shares and APAC Public Warrants as a result of the Domestication, and (ii) the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations to LIGAND Stockholders of the distribution and Merger —Treatment of the Merger” constitutes our opinion insofar as it discusses the material U.S. federal income tax consequences of the Merger applicable to U.S. Holders.

We express no opinion on any issue relating to the tax consequences of the Transactions other than the opinions set forth above. Our opinions set forth above are based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinions set forth herein. We assume no responsibility to inform APAC of any such change or inaccuracy that may occur or come to our attention. In addition, our opinions are being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

[●], 2022 Page 3

Very truly yours,

/s/ [●]